UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CASELLA WASTE SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Jeffrey A. Stein Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-5947

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Casella Waste Systems, Inc., a Delaware corporation (“Casella” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2015 Annual Meeting of Stockholders to be held on Friday, November 6, 2015, and at any and all adjournments or postponements thereof (the “2015 Annual Meeting”). On September 22, 2015, Casella filed with the SEC its definitive proxy statement and accompanying definitive WHITE proxy card in connection with its solicitation of proxies to be used at the 2015 Annual Meeting.

Excerpts from Article Published on November 2, 2015

Attached hereto are excerpts from an article published on November 2, 2015 by Vermont Public Radio in which Casella’s Chairman and Chief Executive Officer, John W. Casella, is quoted commenting on the proxy contest by JCP Investment Partnership, LP (“JCP”) and the other participants in its solicitation with respect to the 2015 Annual Meeting. As previously announced, JCP and the other participants in its solicitation are pursuing a proxy contest to elect two nominees to the Casella Board of Directors at the 2015 Annual Meeting.

Important Information And Where To Find It

Casella, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Casella’s stockholders in connection with the matters to be considered at Casella’s 2015 Annual Meeting of Stockholders. On September 22, 2015, Casella filed a definitive proxy statement and accompanying definitive WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from Casella stockholders in connection with the matters to be considered at Casella’s 2015 Annual Meeting of Stockholders. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY CASELLA WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement, the accompanying definitive WHITE proxy card, and any other documents filed by Casella with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Investor Relations section of Casella’s corporate website at www.casella.com, by writing to Casella’s Corporate Secretary at Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, VT 05701, or by calling Casella’s Corporate Secretary at (802) 772-2257.

EXCERPTS FROM ARTICLE PUBLISHED NOVEMBER 2, 2015

Sitting in his Rutland office, Casella’s Chairman and CEO, John Casella, says Pappas is not out for the good of the company. “He’s an activist investor that attacks four or five companies a year and that’s his business model. And that business model looks at how they can sell the companies and create a short term game.”

Because of that, Casella says he’s spent the last month visiting the company’s largest shareholders urging them to re-elect the company’s slate of candidates: which includes himself, James O’Conner and William Hulligan.

O’Connor and Hulligan were recently named to the board and have more than 80 years of experience running multi-billion dollar solid waste companies. Far more experience, says Casella, than J.C.P.’s candidates.

Casella admits his company has taken risks over the years, some which didn’t work. But he says a major reorganization in 2011 and a solid plan for growth has helped their stock price jump more than 40% this year alone.

“The performance speaks for itself; the stock price speaks for [itself],” says Casella. “And James doesn’t want to talk about the last two years, he wants to talk about ten years ago. Well, what’s relevant today is where we are as a company today.”

Casella says he’s especially incensed by allegations Pappas has made of unethical business transactions between Casella Waste and Casella Construction, a company led by John’s brother Doug Casella.

“My perspective is that James is being very misleading and absolutely distorting the truth when he says that I transferred $80 million to construction,” says Casella shaking his head.

Casella says his company has spent hundreds of millions of dollars over the years on waste-related construction projects.

He says any projects that his brother’s construction company bids on are decided by an independent third party engineering firm to avoid any preferential treatment.

“And over the last three years, Casella Construction has only gotten 33 percent of the work. We use seven other contractors to do that construction work.”